EXHIBIT 10.33

Promissory Note

Date: April 15, 2014	$13,500

For value received, Elite Data Services, Inc. (hereinafter referred to as the “Company”) hereby promises to pay to Steven Frye (“Lender”), in lawful money of the United States, the principal sum of Thirteen Thousand Five Hundred Dollars ($13,500), together with unpaid interest accrued thereon.

1.  Payment of Principal and Interest. The Company shall pay interest to the Lender on the outstanding principal amount of this Note at the rate of twelve percent (12%) per annum. The outstanding principal amount of this Note and interest due hereunder shall be due and payable on or before April 15, 2015 (the “Maturity Date”). This Note may be prepaid in part or in full with accrued interest without penalty at any time.

2.  Events of Default. The occurrence of any one or more of the following events shall constitute an event of default hereunder (each an “Event of Default”):

(a)  The Company’s failure to pay when due any principal, accrued interest or other amounts due to Lender under this Note;

(b)  the Company’s default in the performance of or failure to comply with any covenant, agreement or other obligation of the Company contained in this Note (other than the Company’s failure to pay when due any principal, accrued interest or other amounts due to Lender under this Note), which shall not have any cure period, that is not remedied, waived or cured within thirty (30) days following such default in performance or noncompliance;

(c)   if, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (each, a “Bankruptcy Law”), the Company shall: (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due; or

(d)  if a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Company in an involuntary case; (ii) appoints a trustee, receiver, assignee, liquidator or similar official for the Company or substantially all of the Company’s properties; or (iii) orders the liquidation of the Company, and in each case the order or decree is not dismissed within thirty (30) days.

4.   Remedies. Upon the occurrence of any Event of Default hereunder (unless otherwise cured within the applicable cure period or waived by the Lender), all outstanding principal due hereunder, all accrued but unpaid interest thereon, and all other payments due by the Company to the Lender hereunder, shall be accelerated automatically, without any further action by any party, and shall become immediately due and payable notwithstanding any other provision of this Note, without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Company.

5.  Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Lender. Any amendment, waiver, modification or consent entered into pursuant to this Section shall be effective only in the specific instance and for the specific purpose for which it was given.

6.   Notices. All notices, requests, consents, instructions and other communications required or permitted to be given hereunder shall be in writing and sent by nationally-recognized, next-day delivery service or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed as set forth below or by facsimile or e-mail transmission confirmed in writing by next-day delivery service; receipt shall be deemed to occur on the date of actual receipt if delivered by registered or certified mail, if sent by facsimile or e-mail six (6) hours from the time of transmission (provided such facsimile or e-mail is sent within two hours prior to the end of normal business hours on a business day or, if not, on the next business day) and confirmed in writing by next-day delivery service, or one (1) business day after it is sent by nationally-recognized, next-day delivery service.

To the Company:	Elite Data Services, Inc.4447 N. Central Expressway, Suite 110-135 Dallas, Texas 75205

To the Lender:	Steven Frye 22349 N. 76th Place Scottsdale, AZ 85255

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7.   Governing Law/Jurisdiction. This Note shall be governed by and construed in accordance with the laws of the State of Tennessee. The Company (a) submits to the exclusive jurisdiction of any state or federal court sitting in the State of Connecticut in any action or proceeding arising out of or relating to this Note or the transactions contemplated hereby, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Note in any other court, and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Note. Each party hereto agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 6; provided, however, that nothing in this Section shall affect the right of any party hereto to serve such summons, complaint or other initial pleading in any other manner permitted by Law.

8.   Lost, Stolen or Mutilated Note. If this Note is lost, stolen, mutilated or destroyed, the Company will, on such reasonable terms with respect to indemnity or otherwise as it may in its reasonable discretion impose, issue a new note of like denomination, tenor, and date as this Note. Any such new note shall constitute an original contractual obligation of the Company, and the lost, stolen, mutilated or destroyed, as applicable, Note shall be null and void.

This Note has been executed and delivered as of the date first above written.

Elite Data Services, Inc.

By:	/s/ Sarah Myers
Sarah Myers, Chief Operating Officer